Exhibit 99.1

OriginOil Announces New Research Agreement with U.S. Department of Energy’s Idaho National Laboratory

OriginOil will work with DOE’s Office of Biomass Programs to create standards for algal biomass

LOS ANGELES (December 8, 2011) – OriginOil, Inc. (OTC/BB: OOIL), the developer of a breakthrough technology to extract oil from algae and an emerging leader in the global algae oil services industry, today announced the funding of a new research agreement with the Department of Energy’s Idaho National Laboratory (INL). Under the agreement, OriginOil and INL will collaborate with a goal toward establishing   industry standards for algal biomass, a critical step toward making algal biofuels a competitive alternative to petroleum.

Under the terms of the new Cooperative Research and Development Agreement (CRADA), OriginOil will provide INL with its Single Step Extraction™ technology, and contribute its knowledge of how to stimulate oil production and pre-treat for consistent extraction of the algae and its co-products.

OriginOil expects to benefit from INL’s scientific and engineering expertise and its large Process Demonstration Facility which boasts advanced biofuels processing capabilities and equipment, including biochemical, thermochemical and other downstream conversion technologies. A primary effort will be to integrate algae with terrestrial biomass sources to achieve large-scale biofuels production.

 “The US Navy alone plans to achieve 50% use of alternative fuels in just eight years, a goal of eight million barrels of biofuels per year that must be blended from non-food fuels like algae,” said Riggs Eckelberry, OriginOil’s CEO. “But to blend, we must standardize, using the latest breakthrough technologies. We are proud to contribute to this effort and will share what we learn with our approved partners worldwide.”

Deborah T. Newby, Molecular Biologist at INL’s Biofuels and Renewable Energy Department, commented, “INL develops tests and deploys advanced renewable energy technology, including research on algae. This agreement is to assist OriginOil by conducting evaluations of processes and technologies that may help find solutions to converting algae into energy feedstocks more efficiently, by optimizing and standardizing various formats. This research may accelerate the pursuit of national energy independence initiatives.”

Paul Reep, OriginOil’s senior vice president of technology and formerly a manager at the Idaho National Laboratory, was responsible for bringing the parties together. Mr. Reep stated, “OriginOil’s focus on developing standards for the industry in partnership with the US Department of Energy will set the stage for a multi-source system that depends heavily on algae, leading to its rapid expansion as a major fuel source alongside petroleum oil and natural gas.”

In operation since 1949, the Idaho National Laboratory (www.inl.gov) is a science-based, applied engineering national laboratory dedicated to supporting the DOE on energy research and national defense. Its mission is to ensure the nation's energy security with safe, clean, competitive, and sustainable energy systems and unique national and homeland security capabilities.

About Idaho National Laboratory

With more than 300 scientists and engineers, INL's Energy, Environment Science & Technology Directorate integrates nuclear energy research and its unconventional application with other bio and fossil energy systems, advances renewable energy technologies, and develops alternative energy sources and transportation fuels. With science and engineering capabilities in key areas, the Directorate provides talent to support research efforts in all energy systems and the support research and development needed for national and homeland security technologies. More information is available at www.inl.gov.

About OriginOil, Inc. (www.originoil.com)

OriginOil helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As a pioneer and the emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world’s most successful algae growers and refiners, just as pioneers like Schlumberger and Halliburton have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:	Josh Seidenfeld
Antenna Group – a Beckerman Company 415-977-1953 josh@antennagroup.com

Investor Relations:	Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 641 International: +1-323-939-6645 Ext. 641 Fax: 323-315-2301 ir@originoil.com www.originoil.com

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